Exhibit 99.1

FOR IMMEDIATE RELEASE

Aaron’s Announces Dividend and 2015 Annual Meeting of Shareholders

ATLANTA (February 25, 2015) — Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of furniture, consumer electronics, home appliances and accessories, has declared a quarterly cash dividend. The dividend declared is $.023 per share on Common Stock, payable April 1, 2015 to shareholders of record as of the close of business on March 10, 2015.

In addition, the Board of Directors of the Company has determined that the date for the Company’s 2015 Annual Meeting of Shareholders will be May 6, 2015. Therefore, in accordance with Rule 14a-5(f) of the Securities Exchange Act of 1934, the following information replaces the information provided on page 49 of the Company’s 2014 proxy statement with respect to applicable deadlines for shareholder proposals.

Shareholder proposals intended to be included in the Company’s proxy materials for the Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than March 7, 2015. Such proposals must be sent to the attention of the Company’s President at the Company’s principal executive offices at 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377, and must comply with all of the requirements of Rule 14a-8.

In addition, in accordance with the Company’s bylaws requiring a shareholder to provide advance notice of the shareholder’s intention to nominate a director for election at the Annual Meeting, written notice of such intention must be delivered to the Company’s President at the Company’s principal executive offices located at 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377 not later than March 7, 2015, and must comply with all of the other requirements of the Company’s bylaws.

Promptly after filing the Company’s definitive proxy statement for its 2015 Annual Meeting with the Securities and Exchange Commission (SEC), the Company intends to mail to shareholders the definitive proxy statement and a white proxy card pursuant to applicable SEC rules.

About Aaron’s, Inc.

Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently has more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron’s was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through approximately 15,000 retail locations in 46 states. Aaron’s, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

Aaron’s Media Contact:

Garet Hayes

Aaron’s Director of Public Relations

678-402-3863 or garet.hayes@aarons.com